Exhibit 99.1

Contact:	Brian Begley
Investor Relations
(215) 546-5005
(215) 553-8455 (fax)
bbegley@atlasamerica.com

Atlas Pipeline Partners, L.P. Announces

Senior Notes Offering

PHILADELPHIA – June 23, 2008 – Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) announced today that it intends to offer $300 million of senior unsecured notes in a private placement, subject to market conditions. The Partnership intends to use the net proceeds from this offering to repay a portion of its outstanding indebtedness under its senior secured term loan and senior secured revolving credit facility.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in Pennsylvania, New York, Ohio and Tennessee. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions, changes in commodity prices and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.